Exhibit 10.2
BRINKER INTERNATIONAL, INC.
TERMS OF
RESTRICTED STOCK UNIT AWARD
Brinker International, Inc. (the “Company”), acting pursuant to Section 3 of the Brinker International, Inc. Stock Option and Incentive Plan (the “Plan”), hereby awards to you (the “Participant”) a grant of such number of Restricted Stock Units as specified in your award letter (the “Award”). For purposes of the Award, a “Restricted Stock Unit” means the right to receive a share of Stock, subject to the satisfaction of all applicable terms and conditions. The Award is in all respects subject to the provisions of the Plan (the terms of which are incorporated herein by reference), these Award terms (the “Award Terms”) and your award letter.
1.Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used but not defined in the Award or these Award Terms will have the meaning set forth in the Plan. For purposes of the Award and these Award Terms, the terms listed below are defined as follows:
a.Cause. The term “Cause” means one or more of the following as determined by the affirmative vote of at least a majority of the Board or executive committee thereof:
(i)An act of fraud, misappropriation, embezzlement, theft or falsification of Company records by the Participant in connection with the Company or a Related Company;
(ii)Gross mismanagement or gross neglect of the Participant’s duties to the Company or a Related Company;
(iii) A material breach of the Company’s written policies (such as the Company’s code of conduct), including unethical conduct, violation of law, acts of violence or threats of violence or other inappropriate behavior that causes substantial reputational harm to the Company or exposes the Company to substantial legal liability;
(iv)Commission of an act or omission which causes the Participant or the Company to be in violation of federal or state securities laws, rules or regulations; or
(v)Conviction of the Participant by a court of competent jurisdiction of a felony.
b.Change in Control. The term “Change in Control” means:
(i)a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or
(ii)the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or
(iii)the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such threeyear period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.
c.Code Section 409A. The term “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder.
d.Disability. Except as otherwise provided by the Committee, the Participant will be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition is expected to have a duration of not less than 120 days.
e.Executive Notice. The term “Executive Notice” means a notice from an Executive Participant to the chair of the Committee that the Executive Participant is considering retirement. The Executive Notice need not state a specific date retirement is being considered and is intended to help the Committee be prepared with succession planning.
f.Executive Participant. The term “Executive Participant” means any Participant who is the Chief Executive Officer, an Executive Vice President or a Senior Vice President of the Company.
g.Good Reason. The term “Good Reason” means the satisfaction of all of the following requirements:
(i)One or more of the following facts and circumstances exist: (A) a reduction in the Executive Participant’s then current base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (B) a reduction in the Executive Participant’s target annual bonus opportunity; (C) a relocation of the principal location at which the Executive Participant is required to provide services by more than fifty (50) miles; (D) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under these Award Terms in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operations of law; (E) a material, adverse change in the Executive Participant’s title, reporting relationship, authority, duties or responsibilities; or (F) in the case of an Executive Participant who is the Chief Executive Officer of the Company only, a failure of any successor to the Company to nominate the Executive Participant for election by shareholders to the successor company’s board of directors; and
(ii)the Executive Participant shall have provided the Company written notice within thirty (30) days of his or her knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason, the Company shall have failed to cure or eliminate such fact(s) or circumstance(s) within thirty (30) days of its receipt of such notice, and the resulting termination of employment must occur within thirty (30) days following expiration of such cure period.
h.Rule of 70. The term “Rule of 70” means that the sum of the Participant’s age and the Participant’s years of continuous service with the Company or a Related Company (measured from a Participant’s most recent date of hire or rehire only and taking into account partial years) equals or exceeds 70.
2.Term of Restricted Stock Units. The “Restricted Period” for the Award is the period beginning on the date of the Award and ending on the third anniversary of the date of the Award. The Participant will have no voting rights with respect to the Restricted Stock Units or any shares of Stock underlying the Restricted Stock Units until the shares of Stock are issued in settlement of the vested Restricted Stock Units.
3.Vesting.
a.General Rule. The Restricted Stock Units subject to the Award will become fully vested on the last day of the Restricted Period, provided the Participant has remained continuously employed by the Company or a Related Company through such date, except as otherwise specifically provided in these Award Terms.
b.Death or Disability. Notwithstanding Section 3(a), if a Participant terminates employment with the Company and the Related Companies prior to the last day of the Restricted Period due to the Participant’s death or Disability, then all of the Restricted Stock Units subject to the Participant’s Award will become fully vested as of the date of such termination.
c.Retirement Before Age 60. Notwithstanding Section 3(a), if a Participant ceases to be employed with the Company and the Related Companies prior to the last day of the Restricted Period, and as of the date of the termination the Participant (i) has satisfied the Rule of 70, (ii) is at least age 55 but not yet age 60 and (iii) if such Participant is an Executive Participant he or she has provided an Executive Notice at least 12 months prior to the actual termination date, then a pro-rata number of the Restricted Stock Units subject to the Participant’s Award will become fully vested (x) as of the date of termination if such Participant satisfies the Rule of 70 on or before December 31, 2021, or (y) on the last day of the Restricted Period if such Participant satisfies the Rule of 70 after December 31, 2021. Such pro-rata number of Restricted Stock Units shall be calculated based on the number of complete months the Participant was employed by the Company or a Related Company during the Restricted Period, divided by the total number of complete months in the Restricted Period.

d.Retirement At or After Age 60. Notwithstanding Section 3(a), if a Participant ceases to be employed with the Company and the Related Companies prior to the last day of the Restricted Period, and as of the date of the termination the Participant (i) (A) has satisfied the Rule of 70 and is at least age 60, or (B) is at least age 65 regardless of satisfaction of the Rule of 70, and (ii) if such Participant is an Executive Participant he or she either has provided an Executive Notice at least 12 months prior to the actual termination date or is involuntarily terminated without Cause, then all of the Restricted Stock Units subject to the Participant’s Award will become fully vested (x) as of the date of termination if such Participant satisfies the Rule of 70 or attains age 65 on or before December 31, 2021, or (y) on the last day of the Restricted Period if such Participant satisfies the Rule of 70 or attains age 65 after December 31, 2021.
e.Involuntary Termination.
(i)Involuntary Termination Without Cause Not Following a Change in Control. Notwithstanding the provisions of Section 3(a), if the Participant is involuntarily terminated for a reason other than for Cause prior to the last day of the Restricted Period, the Participant will vest, as of the date of such termination, in a pro-rata number of the Restricted Stock Units subject to the Participant’s Award based on the number of complete months that the Participant was employed by the Company or a Related Company during the Restricted Period, divided by the total number of complete months in the Restricted Period.
(ii)Involuntary Termination Without Cause or Termination (by Executive Participants only) for Good Reason Following a Change in Control. Notwithstanding the provisions of Sections 3(a) and 3(d)(i), in the event there has been a Change in Control during the Restricted Period and the Awards were not vested in connection with the Change in Control pursuant to Section 3(e), then if a Participant is involuntarily terminated for a reason other than Cause or if an Executive Participant terminates for Good Reason following the Change in Control and prior to the last day of the Restricted Period, all of the Restricted Stock Units subject to the Participant’s Award will become fully vested as of the date of such termination.
f.Change in Control. Notwithstanding the provisions of Section 3(a), in the event of a Change in Control, if the Awards are not assumed or replaced with awards of substantially equal value by the acquiring entity in such a Change in Control and/or cease to remain outstanding immediately following the Change in Control, all of the Restricted Stock Units subject to a Participant’s Award will become fully vested as of the date immediately preceding such Change in Control, provided the Participant has remained continuously employed by the Company or a Related Company through such date. After a Change in Control, references to the “Company” as they relate to the Award shall refer to the successor entity.
g.Most Favorable Provision Applies. For the avoidance of doubt, if two or more of Sections 3(a) through 3(f) above apply, then the applicable Section that results in the Participant vesting in the greatest number of Restricted Stock Units shall control.
4.Forfeiture. Except as otherwise provided in Section 3, if the Participant ceases to be employed prior to the end of the Restricted Period, the Participant will immediately forfeit any Restricted Stock Units remaining unvested as of the date of the Participant’s termination, and the

Participant will not be entitled to any payment with respect to such Restricted Stock Units. In addition, notwithstanding Section 3 or any provision of the Plan or these Award Terms to the contrary, the Participant will forfeit any Restricted Stock Units (including any vested portion) immediately and without notice upon (A) the termination of the Participant’s employment for Cause, or (B) the Participant’s breach of any confidentiality agreement or similar agreement pertaining to the confidentiality and nondisclosure of proprietary information, including but not limited to trade secrets, of the Company or any Related Company. Furthermore, and notwithstanding Section 3, if subsequent to the Participant’s retirement or termination of employment with the Company or any Related Company (other than due to a termination following a Change in Control without Cause or for Good Reason, if applicable), and prior to the last day of the Restricted Period the Participant becomes employed by, consults with, and/or participates as an officer, director, employee, independent contractor, adviser, consultant, partner, principal, or shareholder (with more than five percent (5%) equity) with any entity which owns and/or operates (either directly or indirectly) or is engaged, or planning to be engaged (either directly or indirectly) in the ownership and/or operation of any of the “Competitive Restaurants” listed below or any successor thereto, then the Participant’s Award (including any vested portion) will be immediately forfeited and, to the extent Stock or other applicable consideration has been issued to the Participant in settlement of the Award, to the extent permissible under applicable law, the Participant shall be required to immediately return such consideration to the Company.

1	Applebee's	30	Lazy Dog
2	Beef O'Brady's	31	Longhorn Steakhouse
3	Bertucci's	32	Miller's Ale House Restaurant
4	BJ's Restaurants	33	Morton's
5	Bonefish Grill	34	North Italia
6	BRAVO! Cucina Italiana	35	O'Charleys
7	Brio Tuscan Grille	36	Olive Garden
8	Bubba’s 33	37	On The Border
9	Buca di Beppo	38	Outback Steakhouse
10	Buffalo Wild Wings	39	Panera
11	California Pizza Kitchen	40	PF Chang's China Bistro
12	Carino's Italian Grill	41	Pizza Hut
13	Carraba's Italian Grill	42	Red Robin
14	Cheddar's Scratch Kitchen	43	Romano's Macaroni Grill
15	Cheesecake Factory	44	Ruby Tuesday
16	Chipotle Mexican Grill	45	Ruth's Chris Steak House
17	Chuy's	46	Saltgrass Steak House
18	Cracker Barrel	47	Seasons 52
19	Dave & Busters	48	Shake Shack
20	Dickey's Barbecue	49	Texas Roadhouse
21	Firebirds Wood Fired Grill	50	TGI Fridays
22	Fleming's Prime Steakhouse	51	The Capital Grille
23	Fogo De Chao	52	The Old Spaghetti Factory
24	Fuddruckers	53	Top Golf
25	Hooters	54	True Food Kitchen
26	Houlihans	55	Uno Chicago Grill
27	Houston's/Hillstone	56	Wingstop
28	Il Fornaio Restaurant	57	Yard House
29	KFC

5.Payment. Each vested Restricted Stock Unit will entitle the Participant to receive one share of Stock (or other consideration of equal value, as determined by the Committee, in the event payment is made following a Change in Control). Subject to Section 6, shares of Stock (or other consideration, as applicable) will be issued to the Participant in full settlement of vested Restricted Stock Units during the 60day period immediately following the date on which such Restricted Stock Units first became vested pursuant to Section 3. At no other time prior to the end of the Restricted Period will any Stock (or other consideration, as applicable) be issued for Restricted Stock Units pursuant to the Award. After the issuance of Stock (or other consideration, as applicable) to the Participant, the Participant will own such Stock (or other consideration, as applicable) free of all restrictions described herein. The Participant will not have the right to designate the taxable year of payment.

6.Section 409A.
a.Although the Company does not guarantee the tax treatment of any payments or benefits under these Award Terms, the intent of the Company is that the payments and benefits under these Award Terms be exempt from, or comply with, Code Section 409A and to the maximum extent permitted the Award Terms and the award letter shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company, the Related Companies, their affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or damages for failing to comply with Code Section 409A.
b.Notwithstanding the foregoing or any other provision of these Award Terms to the contrary, if at the time of a Participant's “separation from service” (within the meaning of Code Section 409A), the Participant is a "Specified Employee," then the Company will defer the payment of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). A Participant will be a "Specified Employee" for purposes of these Award Terms if, on the date of the Participant's separation from service, the Participant is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a "Specified Employee" within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a "Specified Employee" and the application of and effects of the change in such determination.
c.Notwithstanding anything in these Award Terms, the award letter or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of these Award Terms providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of a Participant’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of these Award Terms, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
7.Dividends. The Participant will not be entitled to receive any cash dividends or dividend equivalents with respect to the Restricted Stock Units before they are settled pursuant to Section 5. However, to the extent that, and at the same time as, shares of Stock are issued under Section 5, the Participant (or the Participant’s beneficiary) will also receive a lump sum cash payment equal to the amount of cash dividends that are paid or declared by the Company during the Restricted Period (but prior to the date of payment of the Award pursuant to Section 5) on the number of shares of Stock (if any) issued to the Participant (or the Participant’s beneficiary).

8.Capital Adjustments and Reorganizations. The number of Restricted Stock Units covered by the Award will be subject to equitable adjustment, as determined by the Committee, to reflect any stock dividend, stock split, share combination, separation, reorganization, liquidation or the like, of or by the Company. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Award such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of the Award so replaced.
9.Clawback Provisions. In all appropriate cases described in this Section 9, the following remedies shall be available to the Board and the Committee to the extent permitted by applicable law (the “Remedies”) with respect to the Participant, provided that as of the Award Date or at the time of such actions or inactions, the Participant is an officer of the Company: (i) the Board or Committee may require reimbursement of any compensation paid to the Participant under the Award or these Award Terms (including through the return of a number of shares of Stock issued under these Award Terms or the value of such shares as well as the return of any cash amounts paid in respect of dividend equivalents under these Award Terms, without regard to whether the Participant continues to own or control such previously delivered shares of Stock and, for the avoidance of doubt, the Participant shall bear all costs of issuance or transfer, including any transfer taxes that may be payable in connection with any transfer), (ii) the Board or Committee may cause the cancellation of these Award Terms or any other then outstanding equity award held by such Participant, (iii) the Board or Committee may seek reimbursement of any gains realized on the Stock attributable to these Award Terms or any other equity compensation award granted by the Company to the Participant, and (iv) the Company may dismiss the Participant, authorize legal action, or take such other action to enforce the Participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case. The Board and the Committee will not seek to recover Stock or other compensation as detailed above paid or settled more than three years prior to the date the applicable restatement or egregious conduct is disclosed, as applicable. The Board or Committee may in its discretion forego any Remedies if the aggregate direct costs of seeking recovery from the Participant are expected to exceed the amount sought to be recovered or, in the case of egregious misconduct, if it otherwise determines appropriate in its sole discretion.
a.Financial Misconduct. If the Board or the Committee has determined that any fraud, negligence, or intentional misconduct by the Participant was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or Committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what Remedies to pursue, the Board or Committee will take into account all relevant factors, including (i) whether the restatement was the result of fraud, negligence, or intentional misconduct by the Participant and the extent to which such conduct contributed to the need for restatement, (ii) the amount of any incentive compensation that was calculated based upon the achievement of certain financial results that were subsequently reduced due to the restatement, and (iii) the amount of any bonus or incentive compensation that would have been awarded to the Participant had the financial results been properly reported.
b.Egregious Conduct. If the Board or the Committee has determined that egregious conduct of the Participant is substantially detrimental to the Company, the Board or the Committee may take such action as it deems necessary to remedy the misconduct and prevent its recurrence. “Egregious conduct” shall mean any act or omission which would constitute Cause for termination, and such egregious conduct is “substantially detrimental to the Company” if it causes substantial harm to the Company (financially, reputationally or otherwise) or exposes the Company to substantial legal liability. In determining what Remedies to pursue, the Board or Committee will take into account all relevant factors, including the following: (i) the amount of compensation received by the Participant that exceeds the amount of compensation that otherwise would have been received or granted had the Participant’s conduct been known; (ii) the relative fault or degree of involvement by the Participant; (iii) the relative impact of the Participant’s conduct on the Company; and (iv) any other facts and circumstances determined relevant by the Board or the Committee, in its sole discretion.
10.Heirs and Successors. These Award Terms will be binding upon, and will inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Subject to the terms of the Plan, any benefits distributable to a deceased Participant will be distributed to the beneficiary designated by the Participant in writing filed with the Committee in such form as the Committee will require. If a deceased Participant has failed to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant or before complete distribution of benefits due under the Plan, the amounts to be distributed under the Plan will be distributed to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary.
11.Taxes, Transaction Costs and Withholding. The Participant will be solely responsible for the payment of all taxes and transaction costs relating to the granting, vesting and payment of the Award. It will be a condition to the obligation of the Company to issue or transfer shares of Stock or other applicable consideration that the Participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred in connection with the Award. If the amount requested is not paid, the Company may refuse to issue or transfer shares of Stock or other applicable consideration to the Participant (or to the Participant’s beneficiary).
12.Administration. The authority to interpret and administer the terms and conditions of these Award Terms will be vested in the Committee, and the Committee will have all powers with respect thereto as it has with respect to the Plan. Any interpretation of these Award Terms by the Committee and any decision made by it with respect to the Award is final and binding.
13.Relation to Plan. Notwithstanding anything in these Award Terms to the contrary, the Award will be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. Any amendment to the Plan will be deemed to be an amendment to these Award Terms to the extent that the amendment is applicable hereto.
14.No Employment Contract. Nothing contained in these Award Terms will (a) confer upon the Participant any right to be employed by or remain employed by the Company or any Related Company, or (b) limit or affect in any manner the right of the Company or any Related Company to terminate the employment or adjust the compensation of the Participant.
15.Governing Law. The interpretation, performance, and enforcement of these Award Terms will be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Texas.

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